PREFERRED STOCK SURRENDER AGREEMENT

        THIS AGREEMENT dated effective November 1, 2000, is by and between PEASE OIL AND GAS COMPANY, a Nevada corporation (“Company”) and the undersigned, each of which is a holder of the Company’s Series B 5% PIK Cumulative Convertible Preferred Stock (each holder is referred to herein as a “Holder” and all the holders are referred together as the “Holders”).

        This Agreement is made with reference to the following agreed facts:

        A. The names of the Holders and the number of shares of the Company’s Series B 5% PIK Cumulative Convertible Preferred Stock (the “Series B Preferred”) owned by each is set forth on Schedule 1 attached hereto.

        B. Pursuant to an "Agreement Not to Sell or Convert Securities," dated effective May 24, 1999 (the "Lock-Up Agreement"), the Company and the Holders agreed, among other things, that no Holder would convert Series B Preferred into Company common stock and that the dividends on the Series B Preferred shall be deferred during the time when the Company sought to complete a merger with Carpatsky Petroleum Inc. ("CPI").

        C. Under an “Exchange Agreement and Irrevocable Proxy,” dated on various dates in August 1999, each Holder of Series B Preferred agreed, among other things, to: (i) exchange all outstanding Series B Preferred for common stock of the Company on or before the date of completion of the merger with CPI, (ii) to vote to approve the merger with CPI and related matters, and (iii) that the Lock-Up Agreement was to remain in full force and effect until the later of closing or termination of the merger with CPI, or November 15, 1999. The Company has not paid or accrued dividends on the Series B Preferred since September 1, 1999.

        D. The Company and the Holders believe that it is in the best interest of the Company to terminate the Merger Agreement with CPI, subject to the matters set forth in this Agreement.

        E. The Company and each of the Holders have agreed that until this Agreement is signed by the parties, the Holders shall be precluded from converting or transferring any of their Series B Preferred.

        NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, the Company and the Holders hereto agree as follows:

         1. Exchange Series B Preferred. On or before October 31, 2000 (the “Closing Date”), each Holder shall surrender all certificates representing its Series B Preferred, together with all other dividend rights, conversion rights, voting rights or other rights which may be applicable to the Series B Preferred, to the Company. In exchange for surrender of the Series B Preferred, the Company shall, on the Closing Date, pay to each Holder the sum set forth on Schedule 1 and issue and deliver to each Holder a warrant to purchase that number of shares of the Company’s common stock set forth on Schedule 1 (the “Warrants”) to this Agreement.

         2. Company Warrants. Each Warrant issued to a Holder shall be in a form, and shall represent the rights, terms and conditions applicable to the purchase of Company common stock as the form of Warrant attached hereto as Exhibit B and incorporated herein by reference.

         3. Termination of Certain Rights. Upon completion of the exchange on the Closing Date, the rights and privileges of the Holders, as described in the Preferred Stock Purchase Agreement dated effective December 31, 1997 and the Certificate of Designation of Series B 5% PIK Cumulative Convertible Preferred Stock, as amended, as filed with the Secretary of State of Nevada December 31, 1997, which designated a total of 145,300 shares of the Company’s Series B Preferred and set forth the rights and privileges applicable thereto (the “Series B Preferred Designation”) shall be terminated. Following the exchange, Holders’ rights as security holders of the Company shall solely as holders of the Warrants, and not as holders of preferred stock of any class.

         4. Agreement Not to Sell or Convert Series B Preferred. Each Holder agrees that pending the Closing Date, as described above, the Holder shall not convert or seek to convert the Series B Preferred held by Holder into Company common stock. Further, each Holder agrees that Holder will not sell or transfer, including making any short sale or similar transaction, any shares of the Company’s Series B Preferred or the Company’s common stock, either publicly or privately. If the Closing Date has not occurred by December 15, 2000, then any Holder may, upon 15 days prior written notice delivered to the Company, sell or transfer Series B Preferred stock held by it, or seek to convert Holder’s Series B Preferred in accordance with the conversion rights applicable to Series B Preferred.

         5. No Further Dividends on Series B Preferred. Provided that the Closing Date occurs on or before December 15, 2000, then all unpaid dividends on the Series B Preferred shall be waived by all of the Holders and the Company shall have no obligation to pay any Holder any unpaid dividends on the Series B Preferred. If the Closing Date has not occurred by December 15, 2000, then the Company shall be obligated to the Holders only to pay dividends on the Series B Preferred, at the rate described in the Series B Designation, from October 31, 2000 through the earlier of the date on which the Series B Preferred is (i) converted into Company common stock, or (ii) redeemed by the Company. All other unpaid dividends on the Series B Preferred, whether or not accrued or declared, are hereby waived by the Holders.

         6. Representations and Warranties and the Company. The Company represents and warrants to the Holders as follows:

        6.1 Organization, Qualifications and Corporate Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Nevada and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification except where the failure to be licensed or qualified would not have a material adverse effect on the financial condition, results of operations, business or properties of the Company and its subsidiaries taken as a whole. The Company has the corporate power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform this Agreement, and to issue, sell and deliver the Warrants.

(b) Except for wholly-owned subsidiaries of the Company, the identify of which has been disclosed to the Purchasers and except for agreements to participate in the acquisition, exploration, drilling and/or development of various oil and gas properties, the Company does not (i) own of record or beneficially, directly or indirectly, (A) any shares of capital stock or securities convertible into capital stock of any other corporation or (B) any participating interest in any partnership, joint venture or other noncorporate business enterprise or (ii) control, directly or indirectly, any other entity. Each of the subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification except where the failure to be licensed or qualified would not have a material adverse effect on the Company and its subsidiaries taken as a whole. Each of the subsidiaries has the corporate power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding shares of capital stock of each of the subsidiaries are owned beneficially and of record by the Company, one of its other subsidiaries, or any combination of the Company and/or one or more of its other subsidiaries, in each case free and clear of any liens, charges, restrictions, claims or encumbrances of any nature whatsoever; and there are no outstanding subscriptions, warrants, options, convertible securities, or other rights (contingent or other) pursuant to which any of the subsidiaries is or may become obligated to issue any shares of its capital stock to any person other than the Company or one of the other subsidiaries.

        6.2 Authorization of Agreements, Etc.

(a) The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, and the issuance, sale and delivery of the Warrants have been duly authorized by all requisite corporate action and will not violate any provision of applicable law, any order of any court or other agency of government, the Articles of Incorporation of the Company, as amended (the “Charter”), or the Bylaws of the Company, as amended, or any provision of any indenture, agreement or other instrument to which the Company, any of its subsidiaries or any of their respective properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of the Company or any of its subsidiaries except for such violations or conflicts which would not have a material adverse effect on the Company and its subsidiaries taken as a whole.

(b) The Warrants have been duly authorized and, when exercised in accordance with the terms of the Warrants, the common stock to be issued upon exercise will be validly issued, fully paid and nonassessable shares of common stock of the Company and will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through the Company. The issuance, sale and delivery of the Warrants is not subject to any preemptive right of stockholders of the Company or to any right of first refusal or other right in favor of any person.

        6.3 Validity. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms (subject, as to enforcement of remedies, to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, Insolvency, moratorium and similar laws affecting the rights of creditors generally). The obligations of the Company set forth in the Warrants, when the Warrants are executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligations of the Company, enforceable in accordance with its respective terms (subject, as to enforcement of remedies, to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally).

        6.4 SEC Documents. The Company has filed all registration statements, proxy statements, reports and other documents required to be filed by it under the Securities Act of 1933, as amended (“Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively, the “SEC Documents”). Each SEC Document complied as to form when filed in all material respects with the rules and regulations of the SEC and did not on the date of filing contain any untrue statement of a material tact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        6.5 Authorized Capital Stock. The authorized capital stock of the Company consists of 4,000,000 shares of $0.10 par value common stock, and 2,000,000 shares of $0.01 par value preferred stock, of which 595,000 are undesignated, 145,000 shares have been designated as Series B Preferred and the balance have been retired. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of the Company are as set forth in the Charter, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws (subject, as to enforcement of remedies, to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally). Except for option plans pursuant to which the Company is authorized to grant stock purchase options to employees, officers, directors and consultants, of which options to purchase 42,514 shares of common stock at exercise prices ranging from $5.00 to $29.70 (average exercise price: $17.04), are currently outstanding, and except for warrants pursuant to which other persons may purchase or otherwise acquire up to 203,532 shares of common stock of the Company at exercise prices ranging from $5.00 to $37.50 (average exercise price: $15.17), as described in the SEC Documents, and except for the intention by the Board of Directors of the Company to authorize the issuance to Patrick J. Duncan, President, at or before the Closing: (a) 150,000 shares of the Company’s common stock, and (b) a Warrant to purchase up to 600,000 shares of the Company’s common stock at an exercise price of $0.50 per share, exercisable only as follows: (i) as to 300,000 shares, if the Company’s reported closing sales price for its common stock is at least $1.50 for 80% of the trading days in a one month period, and (ii) as to 300,000 shares, only if the Company’s reported closing sales price for its common stock is at least $2.00 for 80% of the trading days in a three month period, there is no other subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire equity securities of the Company authorized or outstanding and there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, except pursuant to this Agreement or other similar agreements with other holders of Series B Preferred and except conversion rights of holders of the Company’s outstanding 10% Convertible Debentures, due April 15, 2001. Except as provided for in the Charter, or as disclosed in the SEC Documents, the Company has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein, to make any payment in satisfaction of any appraisal rights properly perfected, or to pay any dividend or make any other distribution in respect thereof. To the Company’s knowledge, there are no voting trusts or agreements, stockholders agreements, pledge agreements, buy-sell agreements, rights of first refusal or preemptive rights relating to any securities of the Company or any of its subsidiaries (whether or not the Company or any of its subsidiaries is a party thereto), except for rights of holders of Series B Preferred. All of the outstanding securities of the Company were issued in compliance with all applicable federal and state securities laws.

        6.6 Financial Statements. All of the financial statements included in the SEC Documents have been prepared with generally accepted accounting principles consistently applied and fairly present the consolidated financial position of the Company and its subsidiaries, as of the dates of such reports and the consolidated results of their operations and cash flows for the periods upon which the reports are based. Since June 30, 2000, (i) there has been no change in the assets, liabilities or financial condition of the Company and its subsidiaries (on a consolidated basis) from that reflected in the Form 10-QSB for the quarter ending June 30, 2000, except for changes in the ordinary course of business which in the aggregate have not been materially adverse and (ii) none of the business, prospects, financial condition, operations, property or affairs of the Company and its subsidiaries (on a consolidated basis) has been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against.

        6.7 Subsequent Events. Since June 30, 2000, the Company has not (i) issued any stock, bond or other corporate security, (ii) borrowed any amount or incurred or become subject to any liability (absolute, accrued or contingent), except current liabilities incurred and liabilities under contracts entered into in the ordinary course of business, (iii) discharged or satisfied any lien or encumbrance or incurred or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown since June 30, 2000 and current liabilities incurred since June 30, 2000, in the ordinary course of business, (iv) declared or made any payment or distribution to stockholders or purchased or redeemed any share of its capital stock or other security, (v) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, other than liens for current real property taxes not yet due and payable, (vi) sold, assigned or transferred any of its tangible assets except in the ordinary course of business, or canceled any debt or claim, (vii) suffered any loss of property or waived any right of substantial value whether or not in the ordinary course of business, (viii) made any material change in the manner of business or operations of the Company, (ix) entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby, or (x) entered into any commitment (contingent or otherwise) to do any of the foregoing.

        6.8 Litigation; Compliance With Law. There is no material (i) action, suit, claim, proceeding or investigation pending or, to the Company’s knowledge, threatened against or affecting the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding relating to the Company pending or (iii) governmental inquiry pending or, to the Company’s knowledge, threatened against or affecting the Company (including without limitation any inquiry as to the qualification of the Company to hold or receive any license or permit). The Company is not in default with respect to any order, writ, injunction or decree known to or served upon the Company of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. The Company has complied with all laws, rules, regulations and orders applicable to its business, operations, properties, assets, products and services, and the Company has all necessary permits, licenses and other authorizations required to conduct its business as conducted and as proposed to be conducted except where the failure to comply or to have a license, permit or other authorization would not have, a material adverse effect on the Company and its subsidiaries taken as a whole.

        6.9 Oil and Gas Properties. Each of the Company and its subsidiaries has good and defensible title to all of its respective interests in oil and gas leases, free and clear of any encumbrances, subject only to liens for taxes or charges of mechanics or materialmen not yet due and to encumbrances under gas sales contracts, operating agreements, unitization and pooling agreements and other similar agreements as are customarily found in connection with comparable exploration, drilling and producing operations and to title defects and other encumbrances that are, singularly und in the aggregate, not material in amount and do not interfere with its use or enjoyment of its oil and gas properties. Each of the Company and its subsidiaries has complied in all material respects with its obligations under the terms of the oil and gas leases in which it purports to own an interest, and all of such leases are in full force and effect (except where the failure so to comply or to be in full force and effect will not have a Material adverse effect) upon the Company and its subsidiaries taken as a whole.

        6.10 Taxes. The Company has filed all tax returns, federal, state, county and local, required to be filed by it, and the Company has paid all taxes shown to be due by such returns as well as all other taxes, assessments and governmental charges which have become due or payable including, without limitation, all taxes which the Company is obligated to withhold from amounts owing to employees, creditors and third parties. All such taxes with respect to which the Company has become obligated pursuant to elections made by the Company in accordance with generally accepted practice have been paid and adequate reserves have been established for all taxes accrued but not yet payable. The federal income tax returns of the Company have never been audited by the Internal Revenue Service. No deficiency assessment with respect to or proposed adjustment of the Company’s federal, state, county or local taxes is pending or, to the Company’s knowledge, threatened. There is no tax lien, whether imposed by any federal, state, county or local taxing authority, outstanding against the assets, properties or business of the Company.

        6.11 Other Agreements. The Company is not a party to or otherwise bound by any written or oral contract or instrument or other restriction which individually or in the aggregate could have a Material adverse effect on the Company and its subsidiaries taken as a whole.

        6.12 Government Approvals. Subject to the accuracy of the representations and warranties of the Holders set forth in Section 4, no registration or filing with, or consent or approval of or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by the Company of this Agreement, the issuance, sale and delivery of the Warrants or, other than filings pursuant to state securities laws.

         7. Representation and Warranties of the Holders. Each Holder severally represents and warrants to the Company that:

(a) it is a corporation, limited partnership or limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or a trust duly formed under the laws of the state of its formation.

(b) it has full power and authority and has taken all required action necessary to permit it to execute, deliver and perform this Agreement, which constitute the legal, valid and binding obligations of each such Holder, enforceable against each such Holder in accordance with its terms (subject, as to enforcement of remedies, to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally).

(c) neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in a breach or violation of. or constitute a default under, the governing documents of the Holders, or any agreement, indenture or other instrument to which the Holders are a party or by which any of them are bound or to which any of their properties are subject, nor will the performance by the Holders of their obligations hereunder violate any applicable law or result in the creation or imposition of any lion, charge, claim or encumbrance upon any property or assets of the Holders. No permit, consent, approval, authorization or order of any Governmental Authority or other Person is required in connection with the consummation by the Holders of the transactions contemplated by this Agreement, except such as have been obtained and as otherwise contemplated by this Agreement.

(d) it is an “accredited investor’ within the meaning of Rule 501 under the Securities Act and was not organized for the specific purpose of acquiring the Warrants.

(e) it or its investment adviser has had an opportunity to discuss, ask questions and receive answers concerning the Company’s business, management and financial affairs with the Company’s management sand has been permitted to have access to all information which it has requested in order to evaluate the merits and risks of the purchase of the Warrants.

(f) the Warrants being purchased by it are being acquired for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof.

(g) it understands that (1) the Warrants have not been registered under the Securities Act or the securities laws of any state by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 promulgated under the Securities Act, (2) the shares of common stock issued upon exercise of the Warrants must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration and (3) the certificates representing the Warrants will bear the following legend:

The securities represented by this certificate may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Securities Act of 1933 (the “Act”), or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the company.

         8. Conditions to the Obligations of the Holders and the Company.

        8.1 Conditions to the Obligations of the Holders. The obligation of each Holder to surrender its Series B Preferred for Warrants on the Closing Date is subject to the satisfaction, on or before the Closing Date, of the following conditions:

(a) All Proceedings to be Satisfactory. All corporate and other proceedings to be taken by the Company in connection with the transactions contemplated hereby shall be satisfactory in form and substance to the Holders and the Holders shall have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

(b) Exchange of Series B Preferred. Holders of all outstanding Series B Preferred of the Company shall have agreed to surrender or to exchange all outstanding Series B Preferred at or prior to the Closing Date.

        8.2 Conditions to the Obligations of the Company. The obligation of the Company to issue and deliver the Warrants on the Closing Date is subject to the following conditions:

(a) Surrender of Series B Preferred. The holders of all outstanding Series B Preferred (consisting of the Holders and six other holders who will surrender all 99,503 shares of Series B Preferred owned in exchange for a like number of shares of the Company’s Series C Redeemable Preferred Stock) shall have surrendered all Series B Preferred for cancellation or exchange pursuant to this Agreement or other similar agreements on or before the Closing Date.

         9. Covenants of the Company. The Company covenants and agrees with each of the Holders that so long as a majority of the Warrants issued by the Company pursuant to the terms of this Agreement are held by the Holders as a group:

        9.1 Financial Statements, Reports, Etc. The Company shall furnish to each Holder promptly upon sending, making available or filing the same, all press releases, reports and financial statements that the Company sends or makes available to its stockholders or directors or files with the SEC.

        9.2 Reserve for Additional Shares. The Company shall at all times reserve and keep available out of its authorized but unissued shares of common stock, for the purpose of issuing shares of common stock upon exercise of all of the Warrants, such number of its duly authorized shares of its common stock as shall be sufficient to permit all the Warrants to be exercised. If at any time the number of authorized but unissued shares of common stock shall not be sufficient to comply with the terms of this Agreement or to permit exercise of all of the, Warrants, the Company will forthwith take such corporate action as may be necessary, including holding a special meeting of its stockholders to approve an Amendment to the Company’s Charter, to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purposes. The Company will obtain any authorization, consent, approval or other action by or make any filing with any court or administrative body that may be required under applicable state corporate and securities laws in connection with the issuance of shares of common stock.

        9.3 Keeping of Records and Books of Account. The Company shall keep, and cause each subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company and such subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

        9.4 Comply With Registration Obligations. The Company shall satisfy its obligations to register the shares underlying the Warrants as set forth in the form of Warrant attached as Exhibit B.

        9.5 Only Fixed Price Conversion. While any of the Series C Preferred is outstanding, the Company will not issue any security or create any options, warrants or other rights, which are convertible into any security of the Company at a price which is not fixed at the time of issuance or creation.

        9.6 Restructure of Outstanding Debt. The parties acknowledge that the Company intends to seek extensions of the maturity for the Company’s outstanding $2.8 million of Convertible Debentures, due April 15, 2001 from the individual debentureholders. In connection with seeking such extension, the Company shall not reduce the conversion price of the Debentures below $1.50 per share of common stock, materially increase the obligations of the Company under the Debentures, issue other equity of the Company to the debentureholders, or make any other change to the Debentures that would materially and adversely impact the Holders of the outstanding Series C Preferred without, in any case, first obtaining the written consent of the Holders of 80% of the Series C Preferred then outstanding.

         10. Miscellaneous.

        10.1 Publicity. Without the prior approval of the other parties, no party shall issue, make or distribute any press release, public announcement or other publicity or disclosure (each a “Release”) that refers to the Holders’ investment in or contracts or agreements with the Company, except in each instance, if, upon the advice of counsel, the party believes such Release is required by applicable law or regulations, or by a court or agency having jurisdiction, in which case such party shall use its best efforts to give the other parties written notice thereof, provide the text of such Release and permit the other parties reasonable opportunity to review and comment upon the relevant portions of such Release.

        10.2 Expenses. Each party hereto will pay its own expenses in connection with the transactions contemplated hereby.

        10.3 Survival of Agreements. All covenants and agreements made herein, or made in the Registration Agreement or any certificate or instrument delivered to the Holders pursuant to or in connection with this Agreement or the Registration Agreement, shall survive the execution and delivery of this Agreement and the Registration Agreement, the issuance, sale and delivery of the Shares, and the issuance and delivery of any of the Additional Shares, and all statements contained in any certificate or other instrument delivered by the Company hereunder or thereunder or in connection herewith or therewith shall be deemed to constitute representations and warranties made by the Company. The Company shall not be liable to the Holders in respect to the representations and warranties made herein unless claims have been initiated against it on or before the date that is twelve (12) months from the date of this Agreement.

        10.4 Brokerage. Each party hereto will indemnify and hold harmless the others against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way an agreements, arrangements or understandings made or claimed to have been made by such party with any third party.

        10.5 Parties in Interest. All representations, covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. Without limiting the generality of the foregoing, all representations, covenants and agreements benefitting the Holders shall inure to the benefit of holders who may purchase any shares in a private transaction from time to time of the shares sold by the Company pursuant to the terms of this Agreement.

        10.6 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person or mailed by certified or registered mail, return receipt requested, addressed as follows:

The Company:

         Pease Oil and Gas Company
        751 Horizon Court, Suite 203
        P. O. Box 60219
        Grand Junction, Colorado 81506-8718
        Attention: Patrick J. Duncan, President

With a copy to:

         Alan W. Peryam, Esq.
        Alan W. Peryam, LLC
        1120 Lincoln Street, Suite 1000
        Denver, Colorado 80203

The Holders:

         To the addresses set forth on Schedule 1 hereto

or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others.

        10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Colorado.

        10.8 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, constitutes the sole and entire agreement of the parties with respect to the subject matter hereof. All Schedules and Exhibits hereto are hereby incorporated herein by reference.

        10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        10.10 Amendments. This Agreement may not be amended or modified, and no provisions hereof may be waived, without the written consent of the Company and the holders of at least two-thirds of the shares of Series B Preferred to be surrendered by Holders pursuant to the terms of this Agreement.

        10.11 Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

        10.12 Title and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

        10.13 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

(a) “person” shall mean an individual, corporation, trust, partnership, joint venture, unincorporated organization, government agency or any agency or political subdivision thereof, or other entity.

(b) “subsidiary” shall mean, as to the Company, any corporation of which more than 50% of the outstanding stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the Company, or by one or more of its subsidiaries, or by the Company and one or more of its subsidiaries.

(c) “Governmental Authority” shall mean (i) the United States of America or any state within the United States of America and (ii) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America or of any state within the United States of America.

        10.14 Grounds for Termination. This Agreement may be terminated at any time prior to Closing:

(a) By mutual agreement of the Company, on one hand, and the Holders, on the other hand; and

(b) By the Company or any Holder if the Closing shall not have occurred on or before December 15, 2000, provided, however, that no party shall be entitled to terminate this Agreement under this Section 10.14(b) if the Closing has failed to occur because such party negligently or willfully failed to perform or observe in any material respect its covenants and agreements hereunder.

        10.15 Effect of Termination. In the event that the Closing does not occur as a result of any party hereto exercising its rights to terminate pursuant to Section 10.14, then this Agreement shall be null and void and, except as expressly provided herein, no party shall have any rights or obligations under this Agreement, except that nothing herein shall relieve any party from liability for any willful or negligent failure to perform or observe in any material respect any agreement or covenant contained herein. In the event the termination of this Agreement results from the willful or negligent failure of any party to perform in any material respect any agreement or covenant herein, then the other parties shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and reasonable attorneys' fees in addition to any other relief to which such party may be entitled.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the day and year first above written.

                                                                             PEASE OIL AND GAS COMPANY
                                                                             a Nevada corporation

ATTEST

                                                                             By: /s/ Patrick J. Duncan
                                                                                    Patrick J. Duncan, President

By: /s/ Marilyn L. Adams
             Marilyn L. Adams, Secretary

                                                                             PURCHASERS:

                                                                             The entities listed on the attached Schedule 1

SCHEDULE 1

Schedule of Investors

                                                                     Cash
                                                                    Payment
                                          Number of Shares            for              Number
Name and Address                        of Series B Preferred      Exchange         of Warrants        Signature
----------------                        ---------------------      --------         ------------       ---------
The MADAV IX Foundation                         2,000               $66,667            33,333
Attn: Mr. Barry Reis                                                                                   By /s/ Barry Reis
1750 Euclid Avenue                                                                                          Barry Reis, Treasurer
Cleveland, OH 44115
Ramat Securities, Ltd.                           325                 10,833             5,417
Chagrin Plaza East, Suite 200                                                                          By /s/ David S. Zlatin
23811 Chagrin Blvd.                                                                                        David S. Zlatin, COO
Beachwood, OH 04122
First Union Securities                          1,000                33,333            16,667
(Custodian)                                                                                            By /s/ Howard Amster
FBO Howard Amster IRA,                                                                                      Howard Amster
10700 Wheat First Drive,
WF 1030
Glen Allen, VA 23060-9243
Tamar Securities Inc.                           3,000               100,000             50,000
                                               ------               -------            -------
Chagrin Plaza East, Suite 200                                                                          By  /s/ Tamra F. Gould
23811 Chagrin Blvd.                                                                                         Tamra F. Gould
Beachwood, OH 04122
         Total                                  6,325              $210,833            105,417
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